Exhibit 99.1

4400 POST OAK PARKWAY SUITE 1900 HOUSTON, TEXAS 77027

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM ANNOUNCES FOURTH QUARTER 2013 RESULTS

AGREEMENT SIGNED FOR SALE OF PINE PRAIRIE PORTION OF GULF COAST ASSETS

ADJUSTED EBITDA ROSE TO RECORD $119 MILLION ON STRONG PRODUCTION GROWTH

YEAR-END 2013 PROVED RESERVES INCREASED 69% TO 128 MMBOE

DRILLING REPLACED 500% OF 2013 PRODUCTION

HOUSTON—March 11, 2014— Midstates Petroleum Company, Inc. (NYSE: MPO) today announced its fourth quarter and full year 2013 financial and operating results and increased its 2014 production guidance.  The Company also disclosed it has executed a Purchase and Sale Agreement (“PSA”) for the sale of the Pine Prairie portion of its Gulf Coast assets and secured commitments for a new revised lending structure that together will provide sufficient funds for all needs through 2015 without further capital raises.  Midstates also announced year-end 2013 proved reserves and related costs.

Highlights:

•                  Executed a PSA for the sale of the Pine Prairie portion of its Gulf Coast properties for $170 million

•                  Received commitments for a revolving credit facility with a borrowing base of $475 million secured solely by its Midcontinent properties

•                  Arranged a temporary Bridge Facility in the amount of $125 million secured by its Gulf Coast properties until the close of the Pine Prairie sale

•                  Achieved record Adjusted EBITDA of $118.6 million, up 17% from $101.6 million for the third quarter 2013

•                  Increased year-end 2013 proved reserves 69% to 128 million barrels of oil equivalent (“MMboe”) and replaced 700% of its 2013 production at a cost of $20.09 per barrel of oil equivalent (“Boe”)

•                  Grew average daily production by 10% to 31,187 Boe per day from 28,464 Boe per day in the third quarter of 2013; annual daily production rose 139% from 2012

•                  Raised full year 2014 production guidance range to 33,500 to 36,500 Boe per day

•                  Reduced Cash Operating Expenses by 14% to $14.61 per Boe versus $16.98 in the third quarter of 2013

•                  Reported Adjusted Net Income of $5.0 million, or $0.08 per share, compared with a net loss of $0.8 million, or $0.01 loss per share, in the third quarter of 2013

John A. Crum, Chairman, President and CEO, commented, “The sale of our Pine Prairie assets in Louisiana is a milestone event in our ongoing efforts to reposition the Company’s portfolio and focus resources on our highest returning drilling inventory in the Mississippian Lime and Anadarko Basin.  While we will continue to look at additional property sales, joint ventures and other options, the sale of Pine Prairie and related debt structure changes greatly increase our financial flexibility and allow us to fund our anticipated capital needs through 2015.  In the fourth quarter we generated record Adjusted EBITDA of $119 million.  Future production growth from our streamlined portfolio, coupled with lower cash operating costs and our current hedge position, give us confidence that we can deliver continued EBITDA growth.”

(Adjusted EBITDA, Adjusted Net Income and Cash Operating Expenses are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” in the tables below.)

Asset Divestiture and Debt Structure

Midstates recently entered into a PSA for the sale of all of its ownership interest in developed and undeveloped acreage, totaling 3,907 gross (3,757 net) acres in the Pine Prairie field area in Evangeline Parish, Louisiana to a private buyer for a purchase price of $170 million, subject to customary purchase price adjustments.  During January 2014, the properties produced approximately 2,000 Boe per day.  The transaction does not include Midstates’ acreage and production in the Dequincy area of Beauregard Parish of western Louisiana, which produced approximately 2,400 Boe per day during January 2014, or its acreage associated with the Fleetwood 3-D seismic survey.  The net proceeds from the sale will be used to pay down debt.  The transaction is expected to close in early May, subject to customary closing conditions.

Midstates also received commitments for a revolving credit facility that will have an initial borrowing base of $475 million even after removing all of the Gulf Coast assets.  The Company’s 2013 drilling results and the associated strong production increases on its Midcontinent properties provided for growth in the borrowing base supported by those properties.  The next regular redetermination date of the borrowing base will be October 1, 2014.  In conjunction with the Pine Prairie PSA, the Company arranged a $125 million temporary Bridge Facility that is secured by all of its Gulf Coast properties.  Midstates does not intend to draw on the Bridge Facility unless there is a significant delay in closing the sale of the Pine Prairie assets and the Bridge Facility will effectively terminate upon closing.

Proved Reserves

Midstates grew its year-end 2013 estimated proved reserves to 127.8 MMBoe, up 69% from 75.5 MMboe at year-end 2012.  Midstates’ reserves were fully engineered by its third-party reserve engineers.

Year-end 2013 reserves were comprised of 43% oil, 20% natural gas liquids (“NGLs”) and 37% natural gas.  Of the total reserves, 38% are proved developed.  Geographically, 53% are in the Mississippian (which includes the Mississippian Lime and Hunton properties in Oklahoma), 29% are in the Anadarko Basin in Oklahoma and Texas, and the balance of 18% are in the Gulf Coast in Louisiana.  Midstates operates 96% of its proved reserves.

	Oil (MMBbl)	NGL (MMBbl)	Gas (Bcf)	MMBoe
Balance, December 31, 2012	37.5	14.2	142.4	75.5
Revision of previous estimates	(13.5)	(3.3)	(20.8)	(20.2)
Extensions, discoveries and other additions	17.6	8.8	103.5	43.6
Sales of reserves in place	—	—	—	—
Purchases of reserves in place	17.2	8.1	73.7	37.6
Production	(3.9)	(1.7)	(18.6)	(8.7)
Balance, December 31, 2013	54.9	26.1	280.2	127.8

Proved developed reserves, December 31, 2013	19.9	10.3	111.4	48.8
Proved undeveloped reserves, December 31, 2013	35.0	15.8	168.8	79.0

During 2013, extensions, discoveries, and other additions added 43.6 MMBoe, reflecting organic reserve replacement of 500% of 2013 production.  Total Company production in 2013 was 8.7 MMBoe.  The strongest organic reserve growth was from Midstates’ Mississippian Lime operations, where 34.3 MMboe of new reserves were added.

Acquisitions in 2013 added 37.6 MMBoe, essentially all of which related to the purchase of properties in the Anadarko Basin in Texas and Oklahoma.  The Company recorded net negative reserve revisions of 20.2 MMBoe, of which approximately 90% was on Gulf Coast properties and included the previously-announced 5.0 MMboe write-down at the West Gordon Field.  All in, including acquisitions, drill bit additions, and revisions, the Company replaced 700% of total 2013 production.  At year-end, Midstates’ 2013 proved reserves had a net present value discounted at 10% (“PV10”) of $2,067.8 million.

In 2013, the Company incurred total acquisition, exploration and development costs of $1,225.2 million. Acquisition costs totaled $619.8 million, or $16.48 per Boe of proved reserves acquired. Drilling and completion expenditures totaled $592.6 million, or $13.59 per Boe of new reserves added, due in large part to the strong organic growth achieved on Midstates’ Mississippian Lime properties. All-in finding, development and acquisition costs for 2013, including the effect of revisions to previous reserve estimates, were $20.09 per Boe.

For the Twelve Months Ended December 31, 2013
(in millions)
Acquisition costs:
Proved properties	$413.5
Unproved properties	206.3
Exploration and development costs	592.6
Asset retirement costs	12.8
Total costs incurred	$1,225.2

In conjunction with the sale of its Pine Prairie assets and the negative reserve revisions in the Gulf Coast area, the Company recognized a non-cash, after-tax full cost ceiling impairment on oil and gas properties of $319.6 million, ($453.3 million pre-tax) during the fourth quarter of 2013.

Crum added, “The strong 500% organic reserve replacement in 2013 was achieved at a competitive cost of $20.09 per Boe, which reflects the meaningful success we had last year in our drilling program, particularly on our Mississippian Lime properties.  The Anadarko Basin acquisition last year provided us additional diversification and expanded our drilling inventory.  We look forward to transferring the knowledge we have gained in the Mississippian Lime to those assets during 2014.  With our streamlined portfolio and sufficient funding, we can now focus all of our attention on executing a strategy of growth through disciplined capital spending and operational excellence.”

Operational Discussion

In the fourth quarter 2013, Midstates invested $147.3 million of capital, and spud 37 wells and brought 38 wells online.  Full year capital incurred was $602 million (excluding the Anadarko Basin Acquisition), and a total of 124 wells were spud and 112 wells were brought online.

	For the Three Months Ended December 31, 2013	For the Twelve Months Ended December 31, 2013
	(in thousands)
Drilling and completion activities	$117,347	$504,908
Acquisition of acreage and seismic data	1,188	28,786
Facilities and other	21,134	36,087
Capitalized interest	7,655	32,245
Total capital expenditures incurred	$147,324	$602,026

Excluding capitalized interest, the following was incurred in the various areas:

	For the Three Months Ended December 31, 2013	For the Twelve Months Ended December 31, 2013
	(in thousands)
Mississippian	$69,172	$315,854
Anadarko	58,771	96,183
Gulf Coast	6,861	148,889
Total capital expenditures incurred	$134,804	$560,926

Mississippian Lime Update

Production from the Company’s Mississippian Lime properties grew 22% from the third quarter of 2013, as the program continues to deliver high rates of return.  The Company now has 139 wells that have been on production for more than 30 days and those wells had an average peak 30-day initial production rate of 545 Boe per day.  This rate incorporates results from the open hole pilot program, which placed a number of wells for testing purposes on initial production before fully stimulating and completing them.

During the fourth quarter, the Company had five rigs drilling in its Mississippian Lime horizontal well program in Woods and Alfalfa Counties, Oklahoma.  Midstates spud a total of 21 wells, of which 12 were producing, six were awaiting completion and three were drilling at December 31, 2013.  The Company brought 24 horizontal wells online during the fourth quarter.

Midstates plans to run five rigs in the Mississippian Lime during the first quarter 2014 and to invest approximately $80 million completing wells drilled during the fourth quarter and drilling 17 to 21 new wells.

At December 31, 2013, Midstates had 97,200 net acres under lease in the Mississippian Lime region, comprised of approximately 84,300 net leased acres in the Mississippian Lime (79,800 in Woods and Alfalfa Counties in Oklahoma and 4,500 acres in Kansas), and 12,900 in the Hunton in Lincoln County, Oklahoma.

Anadarko Basin Update

Midstates has drilled 29 Cleveland wells, 10 Marmaton wells, two Tonkawa wells and six Cottage Grove wells.  The Company now has 23 Cleveland wells that have been on production for more than 30 days and those wells had an average 30-day initial production rate of 375 Boe per day.  Midstates is encouraged by early drilling results in the Cottage Grove, where it brought a well online in November with an average 30-day peak rate of 654 Boe per day, as well as the Marmaton, where the Company brought two wells online in the fourth quarter with an average 30-day peak rate of over 400 Boe per day.

During the fourth quarter, the Company had five rigs running in the Anadarko Basin area.  Midstates spud a total of 16 wells during the period, of which four were producing, eight were awaiting completion and four were drilling at December 31, 2013.  The Company brought 14 horizontal wells online during the fourth quarter comprised of nine Cleveland wells, two Cottage Grove wells, two Marmaton wells and one Tonkawa well.

The Company intends to operate five rigs during the first quarter in the Anadarko Basin and invest approximately $45 million completing wells and drilling 13 to 16 new wells.

At December 31, 2013, Midstates had 129,800 net acres in the Anadarko Basin (95,500 acres in Texas and 34,300 acres in Oklahoma).

Gulf Coast Update

During the fourth quarter, the Company did not have any rigs drilling in the Gulf Coast.  However, Midstates recompleted two vertical wells in the Dequincy area that came online at peak 30 day rates of 707 and 392 Boe per day, respectively.  The Company does not plan to have any rigs active in the Gulf Coast during the first quarter.

Financial Discussion

Adjusted EBITDA totaled $118.6 million in the fourth quarter of 2013, up 144% from $48.6 million in the fourth quarter of 2012 and up 17% from $101.6 million in the third quarter of 2013.

The GAAP net loss of $315.8 million (before preferred dividends) for the fourth quarter of 2013, which includes a full cost ceiling impairment of $453.3 million, compares to a net loss of $2.4 million for the fourth quarter of 2012 and a net loss of $23.6 million in the third quarter of 2013.  Adjusted Net Income, which excludes acquisition and transaction costs, impairment of oil and gas properties, and unrealized gains and losses on derivatives and the related tax impact, totaled $5.0 million for the fourth quarter of 2013, or $0.08 per share.

Production and Pricing

Production during the fourth quarter of 2013 increased 10% to 31,187 Boe per day compared to 28,464 Boe per day during the third quarter of 2013, and up 100% compared with 15,592 Boe per day during the prior year fourth quarter.  Fourth quarter 2013 production from the Company’s Mississippian properties contributed roughly 56%, or 17,579 Boe per day, and the Anadarko Basin properties contributed roughly 27%, or 8,454 Boe per day, while Gulf Coast properties contributed the balance of 5,154 Boe per day.  For the total Company, oil volumes comprised 44% of total production, NGLs 21%, and natural gas 35%.

Midstates said it has increased its full year production guidance range to 33,500 to 36,500 Boe per day from its previous estimate of 33,000 to 36,000 Boe per day and reaffirmed its previous 2014 capital expenditure guidance of $500 to $550 million.  The increase in guidance is due to additional production expected from the Company’s Midcontinent assets.  Both estimates include Pine Prairie production for the full year.  Midstates will update its 2014 guidance excluding Pine Prairie after the transaction closes, which is expected to occur in the second quarter.

In the fourth quarter of 2013, Midstates’ average realized price per barrel of oil, before realized commodity derivatives, was $94.30 ($92.41 with realized derivatives) while its average realized price for NGL sales, before realized derivatives, was $38.33 per barrel ($38.48 with realized derivatives).  Natural gas averaged $3.45 per thousand cubic feet, before realized derivatives ($3.56 with realized derivatives).  Detailed comparisons of commodity prices by period and region are included in the tables below as well as an updated summary of commodity derivative contracts through March 10, 2014.

Oil, NGL and natural gas sales revenues, before the impact of derivatives, increased by $72.8 million, or 81%, to $162.2 million during the fourth quarter of 2013, as compared to $89.4 million for the fourth quarter of 2012, and by $5.4 million, or 3%, compared to $156.8 million in the third quarter of 2013.  The realized loss on derivatives for the fourth quarter of 2013 was $1.6 million, compared to a negligible realized gain for the fourth quarter of 2012 and $9.9 million for the third quarter of 2013.

Costs and Expenses

Midstates reported significant progress in reducing costs.  Total Cash Operating Expenses (as defined and reconciled to the nearest GAAP measure in the tables below) decreased 14% to $14.61 per Boe (excluding the impact of acquisition and transaction costs) from $16.98 per Boe in the prior quarter.

Lease operating and workover expenses decreased 15%, or $1.28 per Boe, to $7.04 per Boe from $8.32 per Boe in the third quarter of 2013.  The decrease was primarily the result of infrastructure investments during 2013.

General and administrative expenses of $13.0 million decreased $0.76 per Boe to $4.55 from the third quarter of 2013.  Fourth quarter 2013 and third quarter 2013 general and administrative expenses included non-cash share-based compensation expense of $0.8 million ($0.28 per Boe) and $1.9 million ($0.73 per Boe), respectively.

Interest expense of $29.7 million (after amounts capitalized) for the fourth quarter of 2013 compares to $26.0 million in the third quarter of 2013.  The Company capitalized $7.7 million in interest to unproved properties during the fourth quarter of 2013 as compared to $9.7 million in the third quarter of 2013.

Conference Call Information

The Company will host a conference call to discuss fourth quarter results on Wednesday, March 12 at 10:00 am Eastern time.  Participants may join the conference call by dialing (877) 645-4610 (for U.S. and Canada) or (707) 595-2723 (International).  The conference access code is 51629241 for all participants. To listen via live web cast, please visit the Investor Relations section of the Company’s website, www.midstatespetroleum.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call.  The audio replay will remain available for seven days until March 19 and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International).  The conference call replay access code is 51629241 for all participants. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements that are not statements of historical fact, including statements regarding the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, and the closing and benefits of the disposition and amended financing arrangements are forward-looking statements. Without limiting the generality of the foregoing, these statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, the Company gives no assurance that these plans, intentions or expectations will be achieved when anticipated or at all. Moreover, such statements are subject to a number of factors, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.

These factors include, but are not limited to variations in the market demand for, and prices of, oil and natural gas; uncertainties about the Company’s estimated quantities of oil and natural gas reserves; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its revolving credit facility; costs and difficulties related to the integration of acquired businesses and operations with Midstates’ business and operations; general economic and business conditions; weather-related downtime; failure to realize expected value creation from property acquisitions; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; risks related to the concentration of the Company’s operations; drilling results; and potential financial losses or earnings reductions from the Company’s commodity derivative positions.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

*********

Contact:

Midstates Petroleum Company, Inc.

Danielle Burkhart, Vice President, Investor Relations, (713) 595-9409

Danielle.Burkhart@midstatespetroleum.com

or

Al Petrie, Investor Relations Coordinator, (713) 595-9427

Al.Petrie@midstatespetroleum.com

Midstates Petroleum Company, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	December 31, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,163	$18,878
Accounts receivable:
Oil and gas sales	102,483	35,618
Joint interest billing	42,631	10,815
Other	1,090	3,866
Commodity derivative contracts	700	5,695
Deferred income taxes	11,837	6,027
Other current assets	693	8,573
Total current assets	192,597	89,472

PROPERTY AND EQUIPMENT:
Oil and gas properties, on the basis of full-cost accounting	3,060,661	1,836,664
Other property and equipment	11,113	5,038
Less accumulated depreciation, depletion, amortization and impairment	(976,880)	(274,294)
Net property and equipment	2,094,894	1,567,408

OTHER ASSETS:
Commodity derivative contracts	19	1,717
Other noncurrent assets	54,597	25,413
Total other assets	54,616	27,130

TOTAL	$2,342,107	$1,684,010

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$21,493	$29,196
Accrued liabilities	204,381	98,649
Commodity derivative contracts	27,880	7,582
Total current liabilities	253,754	135,427

LONG-TERM LIABILITIES:
Asset retirement obligations	26,308	15,245
Commodity derivative contracts	3,651	3,943
Long-term debt	1,701,150	694,000
Deferred income taxes	15,291	156,737
Other long-term liabilities	1,954	1,189
Total long-term liabilities	1,748,354	871,114

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 49,675,000 shares authorized; no shares issued or outstanding	—	—
Series A mandatorily convertible preferred stock, $0.01 par value, $358,550 and $325,000 liquidation value at December 31, 2013 and December 31, 2012, respectively; 8% cumulative dividends; 325,000 shares issued and outstanding	3	3
Common stock, $0.01 par value, 300,000,000 shares authorized; 68,925,745 shares issued and 68,807,043 shares outstanding at December 31, 2013 and 66,619,711 shares issued and outstanding at December 31, 2012	689	666
Treasury stock	(664)	—
Additional paid-in-capital	871,047	863,891
Retained deficit	(531,076)	(187,091)
Total stockholders’ equity	339,999	677,469

TOTAL	$2,342,107	$1,684,010

Midstates Petroleum Company, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2013	2012	2013	2012
REVENUES:
Oil sales	$118,323	$72,149	$387,226	$218,430
Natural gas liquid sales	22,684	9,310	62,340	23,617
Natural gas sales	21,153	7,944	63,187	16,030
Losses on commodity derivative contracts — net (1)	(1,285)	(910)	(44,284)	(11,158)
Other	96	422	1,037	754

Total revenues	160,971	88,915	469,506	247,673

EXPENSES:
Lease operating and workover	20,184	11,543	73,414	30,500
Gathering and transportation	2,872	—	5,455	—
Severance and other taxes	6,623	6,823	27,237	24,921
Asset retirement accretion	447	260	1,435	723
Depreciation, depletion, and amortization	80,801	38,960	250,396	125,561
Impairment in carrying value of oil and gas properties	453,310	—	453,310	—
General and administrative (2)	13,041	11,573	53,250	30,541
Acquisition and transaction costs	117	12,209	11,803	14,884
Other	1	—	615	—

Total expenses	577,396	81,368	876,915	227,130

OPERATING INCOME (LOSS)	(416,425)	7,547	(407,409)	20,543

OTHER INCOME (EXPENSE)
Interest income	16	15	33	245
Interest expense — net of amounts capitalized	(29,700)	(9,411)	(83,138)	(12,999)

Total other income (expense)	(29,684)	(9,396)	(83,105)	(12,754)

INCOME (LOSS) BEFORE TAXES	(446,109)	(1,849)	(490,514)	7,789

Income tax benefit (expense)	130,341	(561)	146,529	(157,886)

NET LOSS	$(315,768)	$(2,410)	$(343,985)	$(150,097)

Preferred stock dividend	(6,334)	(6,500)	(15,589)	(6,500)
Participating securities - Series A Preferred Stock	—	—	—	—
Participating securities - Non-vested Restricted Stock	—	—	—	—

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(322,102)	$(8,910)	$(359,574)	$(156,597)

Basic and diluted net loss per share attributable to common shareholders (3)	$(4.89)	$(0.14)	$(5.47)	$(2.61)
Basic and diluted weighted average number of common shares outstanding (3)	65,842	65,634	65,766	59,979

(1)         Includes $1.6 million, $17.6 million and $15.8 million of realized losses on commodity derivatives for the three months ended December 31, 2013, the twelve months ended December 31, 2013 and the twelve months ended December 31, 2012, respectively. Includes an insignificant realized gain on commodity derivatives for the three months ended December 31, 2012.

(2)         Includes $0.8 million, or $0.28 per Boe, and $0.9 million, or $0.62 per Boe, of non-cash expenses related to share-based compensation, respectively, for the three months ended December 31, 2013 and 2012. Includes $5.7 million, or $0.65 per Boe, and $2.5 million, or $0.67 per Boe, of non-cash expenses related to share-based compensation, respectively, for the twelve months ended December 31, 2013 and 2012.

(3)         For the twelve months ended December 31, 2012, the calculations of net loss attributable to common shareholders and weighted average shares outstanding are pro forma, due to the timing of the Company’s initial public offering in April 2012.

Midstates Petroleum Company, Inc.

Statement of Stockholders’ Equity

(In thousands, except share amounts)

(Unaudited)

	Series A Preferred Stock	Common Stock	Treasury Stock	Capital Contributions	Additional Paid-in- Capital	Retained Deficit/ Accumulated Loss	Total Stockholders’ Equity
Balance as of January 1, 2011	$—	$—	$—	$309,530	$—	$(53,651)	$255,879
Distribution to members	—	—	—	(50,572)	—	—	(50,572)
Members’ contribution	—	—	—	2,870	—	—	2,870
Reclassification of liability for share-based awards	—	—	—	60,668	—	—	60,668
Net income	—	—	—	—	—	16,657	16,657
Balance as of December 31, 2011	$—	$—	$—	$322,496	$—	$(36,994)	$285,502
Issuance of common stock	—	476	—	(476)	—	—	—
Reclassification of members’ contributions	—	—	—	(322,020)	322,020	—	—
Proceeds from the sale of common stock		180	—	—	213,389	—	213,569
Tax attributes contributed at IPO reoganization date by shareholding entities	—	—	—	—	33,888		33,888
Issuance of preferred stock as consideration in the Eagle Property Acquisition	3	—	—	—	291,953	—	— 291,956
Share-based compensation	—	10	—	—	2,641	—	2,651
Net loss	—	—	—	—	—	(150,097)	(150,097)
Balance as of December 31, 2012	$3	$666	$—	$—	$863,891	$(187,091)	$677,469
Share-based compensation	—	23	—	—	7,156	—	7,179
Acquisition of treasury stock	—	—	(664)	—	—	—	(664)
Net loss	—	—	—	—	—	(343,985)	(343,985)
Balance as of December 31, 2013	$3	$689	$(664)	$—	$871,047	$(531,076)	$339,999

Midstates Petroleum Company, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2013	2012	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(315,768)	$(2,410)	$(343,985)	$(150,097)
Adjustments to reconcile net loss to net cash provided by operating activities:
Losses on commodity derivative contracts — net	1,285	910	44,284	11,158
Net cash (paid) received for commodity derivative contracts not designated as hedging instruments	(1,583)	14	(17,585)	(15,825)
Asset retirement accretion	447	260	1,435	723
Depreciation, depletion, and amortization	80,801	38,960	250,396	125,561
Impairment of oil and gas properties	453,310	—	453,310	—
Share-based compensation, net of amounts capitalized to oil and gas properties	792	891	5,713	2,459
Deferred income taxes	(130,341)	561	(146,529)	157,886
Amortization of deferred financing costs	1,799	947	5,955	1,530
Change in operating assets and liabilities:
Accounts receivable — oil and gas sales	(14,267)	(13,019)	(66,865)	(11,826)
Accounts receivable — JIB and other	(14,944)	(13,973)	(28,488)	(11,019)
Other current and noncurrent assets	820	3,329	(1,802)	(218)
Accounts payable	(1,323)	565	(4,350)	(646)
Accrued liabilities	(13,763)	25,780	75,903	27,931
Other	(104)	(246)	(290)	(368)

Net cash provided by operating activities	$47,161	$42,569	$227,102	$137,249

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	$(136,213)	$(137,457)	$(573,734)	$(422,332)
Investment in acquired property	1,636	(351,276)	(620,112)	(351,276)

Net cash used in investing activities	$(134,577)	$(488,733)	$(1,193,846)	$(773,608)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	$95,000	$660,000	$1,041,450	$744,667
Repayment of long-term borrowings	—	(182,300)	(34,300)	(285,467)
Proceeds from issuance of mandatorily redeemable convertible preferred units	—	—	—	65,000
Repayment of mandatorily redeemable convertible preferred units	—	—	—	(65,000)
Proceeds from sale of common stock, net of initial public offering expenses of $6.4 million	—	(18)	—	213,569
Deferred financing costs	685	(17,314)	(25,457)	(24,876)
Acquisition of treasury stock	(59)	—	(664)	—

Net cash provided by financing activities	$95,626	$460,368	$981,029	$647,893

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	8,210	14,204	14,285	11,534

Cash and cash equivalents, beginning of period	24,953	4,674	18,878	7,344

Cash and cash equivalents, end of period	$33,163	$18,878	$33,163	$18,878

Midstates Petroleum Company, Inc.

Selected Financial and Operating Statistics

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		For the Three Months Ended September 30,
	2013	2012	2013	2012	2013
PRODUCTION DATA - Mississippian: (1)
Oil (Boe/day)	6,325	2,216	4,567	557	5,081
Natural gas liquids (Boe/day)	3,622	1,820	2,620	458	2,959
Natural gas (Mcf/day)	45,794	19,021	34,784	4,781	37,943
Oil equivalents (MBoe)	1,617	663	4,740	663	1,322
Average daily production (Boe/day)	17,579	7,207	12,985	1,812	14,364

PRODUCTION DATA - Anadarko: (2)
Oil (Boe/day)	3,940	—	2,239	—	3,690
Natural gas liquids (Boe/day)	1,816	—	1,082	—	1,928
Natural gas (Mcf/day)	16,190	—	9,559	—	16,716
Oil equivalents (MBoe)	778	—	1,794	—	773
Average daily production (Boe/day)	8,454	—	4,914	—	8,404

PRODUCTION DATA - Gulf Coast:
Oil (Boe/day)	3,375	5,737	3,890	5,162	3,611
Natural gas liquids (Boe/day)	995	1,170	1,008	1,228	973
Natural gas (Mcf/day)	4,706	8,869	6,772	10,778	6,677
Oil equivalents (MBoe)	474	771	2,200	2,996	524
Average daily production (Boe/day)	5,154	8,385	6,027	8,187	5,696

PRODUCTION DATA - Combined:
Oil (Boe/day)	13,640	7,954	10,696	5,719	12,382
Natural gas liquids (Boe/day)	6,433	2,990	4,710	1,686	5,860
Natural gas (Mcf/day)	66,690	27,890	51,115	15,559	61,336
Oil equivalents (MBoe)	2,869	1,434	8,734	3,659	2,619
Average daily production (Boe/day)	31,187	15,592	23,926	9,999	28,464

AVERAGE SALES PRICES:
Oil, without realized derivatives (per Bbl)	$94.30	$98.60	$99.18	$104.35	$104.51
Oil, with realized derivatives (per Bbl)	$92.41	$93.65	$93.41	$95.05	$93.56
Natural gas liquids, without realized derivatives (per Bbl)	$38.33	$33.84	$36.26	$38.27	$35.13
Natural gas liquids, with realized derivatives (per Bbl)	$38.48	$38.79	$37.09	$40.48	$35.77
Natural gas, without realized derivatives (per Mcf)	$3.45	$3.10	$3.39	$2.81	$3.33
Natural gas, with realized derivatives (per Mcf)	$3.56	$3.98	$3.58	$3.21	$3.72

COSTS AND EXPENSES (PER BOE OF PRODUCTION)
Lease operating and workover	$7.04	$8.05	$8.41	$8.34	$8.32
Gathering and transportation	$1.00	$—	$0.62	$—	$0.99
Severance and other taxes	$2.31	$4.76	$3.12	$6.81	$3.09
Asset retirement accretion	$0.16	$0.18	$0.17	$0.20	$0.16
Depreciation, depletion, and amortization	$28.16	$27.17	$28.67	$34.32	$28.56
Impairment of oil and gas properties	$158.00	$—	$51.91	$—
General and administrative (3)	$4.55	$8.07	$6.10	$8.35	$5.31
Acquisition and transaction costs	$0.04	$8.51	$1.35	$4.01	$0.07
Other	$—	$—	$0.07	$—	$0.23

(1)         Mississippian average daily production for the year ended December 31, 2012 has been annualized from the date of acquisition, October 1, 2012.

(2)         Anadarko average daily production for the year ended December 31, 2013 has been annualized from the date of acquisition, May 31, 2013.

(3)         Includes $0.28 per Boe and $0.62 per Boe, of non-cash expenses related to share-based compensation, respectively, for the three months ended December 31, 2013 and 2012. Includes $0.65 per Boe and $0.67 per Boe, of non-cash expenses related to share-based compensation, respectively, for the twelve months ended December 31, 2013 and 2012.

Midstates Petroleum Company, Inc.

Summary of Commodity Derivative Contracts as of December 31, 2013

(including any new hedges entered into through March 10, 2014)

(Unaudited)

		2014
		Q1	Q2	Q3	Q4	Total	2015
Oil
WTI Swaps	Volume (Bbls)	1,069,500	1,080,950	1,097,000	1,097,000	4,344,450	1,820,000
	Volume (Bbl/d)	11,883	11,879	11,924	11,924	11,903	4,986
	Price $(/Bbl)	$88.48	$88.48	$89.04	$89.04	$88.76	$86.55

WTI Collars	Volume (Bbls)	41,400	41,400	41,400	40,200	164,400
	Volume (Bbl/d)	460	455	450	437	450
	Price $(/Bbl) - Floor	$89.13	$89.13	$89.13	$86.49	$88.49
	Price $(/Bbl) - Ceiling	$98.00	$98.00	$98.00	$97.71	$97.94

WTI/LLS Basis Differential Swaps (1)	Volume (Bbls)	135,000	136,500	138,000	91,500	501,000
	Volume (Bbl/d)	1,500	1,500	1,500	995	1,373
	Price $(/Bbl)	$5.35	$5.35	$5.35	$5.35	$5.35

Natural Gas Liquids
Swaps	Volume (Bbls)	70,500	46,500	34,500		151,500
	Volume (Bbl/d)	783	511	375		555
	Price $(/Bbl)	$62.91	$62.18	$61.43		$62.16

Natural Gas
Swaps (2)	Volume (Mmbtu)	4,410,000	4,459,000	4,508,000	4,508,000	17,885,000	18,250,000
	Volume (Mmbtu/d)	49,000	49,000	49,000	49,000	49,000	50,000
	Price $(/Mmbtu)	$4.17	$4.17	$4.17	$4.17	$4.17	$4.13

Collars (3)	Volume (Mmbtu)	497,001	497,001	497,001	194,001	1,685,004
	Volume (Mmbtu/d)	5,522	5,462	5,402	2,109	4,616
	Price $(/Mmbtu) - Floor	$4.07	$4.07	$4.07	$3.39	$3.99
	Price $(/Mmbtu) - Ceiling	$5.16	$5.16	$5.16	$4.57	$5.09

(1)         The Company enters into swap arrangements intended to fix the positive differential between the Louisiana Light Sweet (“LLS”) pricing and the West Texas Intermediate (“NYMEX WTI”) pricing.

(2)         Includes 1,519,000 Mmbtus in natural gas swaps that priced during the period, but had not cash settled by December 31, 2013.

(3)         Includes 64,667 MMBtu that priced in the fourth quarter of 2013, but had not cash settled as of December 31, 2013.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest income, interest expense, income taxes, depreciation, depletion and amortization, property impairments, unrealized commodity derivative gains and losses and non-cash stock-based compensation expense. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively.

Midstates Petroleum Company, Inc.

Adjusted EBITDA

(In thousands)

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		For the Three Months Ended September 30,
	2013	2012	2013	2012	2013
Adjusted EBITDA reconciliation to net loss:
Net loss	$(315,768)	$(2,410)	$(343,985)	$(150,097)	$(23,606)
Depreciation, depletion and amortization	80,801	38,960	250,396	125,561	74,789
Impairment of oil and gas properties	453,310	—	453,310	—	—
Losses on commodity derivative contracts — net	1,285	910	44,284	11,158	45,296
Net cash (paid) received for commodity derivative contracts not designated as hedging instruments	(1,583)	14	(17,585)	(15,825)	(9,927)
Income tax expense (benefit)	(130,341)	561	(146,529)	157,886	(13,208)
Interest income	(16)	(15)	(33)	(245)	(7)
Interest expense, net of amounts capitalized	29,700	9,411	83,138	12,999	25,950
Asset retirement obligation accretion	447	260	1,435	723	421
Share-based compensation, net of amounts capitalized	792	891	5,713	2,459	1,908
Adjusted EBITDA	$118,627	$48,582	$330,144	$144,619	$101,616

Adjusted EBITDA reconciliation to net cash provided by operating activities:
Net cash provided by operating activities	47,161	42,569	227,102	137,249	107,101
Changes in working capital	43,581	(2,436)	25,892	(3,854)	(29,536)
Interest income	(16)	(15)	(33)	(245)	(7)
Interest expense, net of amounts capitalized and accrued but not paid	29,700	9,411	83,138	12,999	25,950
Amortization of deferred financing costs	(1,799)	(947)	(5,955)	(1,530)	(1,892)
Adjusted EBITDA	$118,627	$48,582	$330,144	$144,619	$101,616

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings to exclude certain non-cash items. Adjusted net income is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		For the Three Months Ended September 30,
	2013	2012	2013	2012	2013

Net loss - GAAP	$(315,768)	$(2,410)	$(343,985)	$(150,097)	$(23,606)
Adjustments for certain non-cash items:
Unrealized mark-to-market (gains) losses on commodity derivative contracts	(298)	924	26,699	(4,667)	35,369
Deferred tax charge - IPO, corporate reorganization	—	—	—	149,489	—
Impairment on oil and gas properties	453,310	—	453,310	—
Acquisition and transaction costs	117	12,209	11,803	14,884	194

Tax impact (1)	(132, 392)	(5,261)	(146,917)	(4,093)	(12,759)

Adjusted net income (loss) - non-GAAP	$4,969	$5,462	$910	$5,516	$(802)

(1)         The tax impact is computed utilizing the Company’s effective federal and state income tax rates. The income tax rates for the three and twelve months ended December 31, 2013 was approximately 29.2% and 29.9%, respectively. Prior to April 25, 2012, the Company was not a tax paying entity.

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust operating expenses to exclude certain non-cash items. Cash Operating Expenses is not a measure of operating expenses as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of Operating Expenses (GAAP) to Cash Operating Expenses (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		For the Three Months Ended September 30,
	2013	2012	2013	2012	2013

Operating Expenses - GAAP	$577,396	$81,368	$876,915	$227,130	$122,376
Adjustments for certain non-cash items:
Asset retirement accretion	(447)	(260)	(1,435)	(723)	(421)
Share-based compensation, net of amounts capitalized	(792)	(891)	(5,713)	(2,459)	(1,908)
Depreciation, depletion, and amortization	(80,801)	(38,960)	(250,396)	(125,561)	(74,789)
Impairment on oil and gas properties	(453,310)	—	(453,310)	—	—
Other	(1)	—	(615)	—	(614)

Cash Operating Expenses - Non-GAAP (1)	$42,045	$41,257	$165,446	$98,387	$44,644
Cash Operating Expenses - Non-GAAP, per Boe (1)	$14.65	$28.77	$18.94	$26.89	$17.05

(1)         Cash operating expenses include lease operating and workover, gathering and transportation, severance and other taxes, cash portion of general and administrative expenses, and acquisition and transaction costs. During the three and twelve months ended December 31, 2013, cash operating expenses include acquisition and transaction costs of $0.1 million ($0.04 per Boe) and $11.8 million ($1.35 per Boe), respectively, attributable to costs incurred during the periods related to the Anadarko Basin Acquisition.